Exhibit 99.1

Embargoed Until 6:00 AM PT, March 1, 2018

First Foundation Appoints Martha Corbett to Board of Directors

•	Veteran PwC executive joins the board of rapidly growing bank, trust, and wealth management firm

FEBRUARY 28, 2018 — IRVINE, Calif. — First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, announced today that Martha Corbett has been appointed to the board of directors. Corbett is a CPA and former partner at PricewaterhouseCoopers LLP (“PwC”), where she served in a variety of leadership and client service roles.

“Martha has made her mark at PwC as an accomplished executive, and we’re thrilled to welcome her during this exciting period in our company’s trajectory,” said First Foundation CEO Scott F. Kavanaugh. “First Foundation is rapidly expanding, and we will benefit from Martha’s governance, financial and risk management expertise. Throughout her career, she’s demonstrated an exemplary strategic acumen, and we’re confident that she will be a tremendous value-add to our board.”

Corbett was a member of the Global Advisory Services leadership team responsible for business strategies and growth with a focus on creating competitive talent value propositions and establishing KPIs for leadership accountability. Corbett, who worked for PwC for more than three decades, held various leadership positions in strategic planning, human capital, marketing, business development, and M&A.

“First Foundation is an impressive financial institution, and I’m excited to join the board at this inflection point in the company’s history,” said Corbett. “Throughout my professional career, I’ve worked with a host of rapidly expanding businesses, and I’ve been privileged to assist them in sound strategy development and effective execution. I look forward to sharing my advice and perspective with First Foundation, to help the firm capitalize on opportunities in the marketplace.”

Corbett also serves on the board of directors for the Children’s Hospital Los Angeles, where she chairs the Audit Committee. She’s previously sat on the board of the St. Anne’s Maternity Home, and the United Way of Greater Los Angeles, where she chaired a $58 million-dollar campaign.

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About First Foundation

First Foundation, a financial institution founded in 1990, provides private wealth management, personal banking, and business banking. The Company has offices in California, Nevada and Hawaii, with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

Contact

First Foundation Inc.

Tyler Resh

Director of Marketing and Strategy

949-202-4131

tresh@ff-inc.com